As filed with the Securities and Exchange Commission on July 30, 2026

Registration No. 333-250999

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-250999

UNDER

THE SECURITIES ACT OF 1933

OPEN LENDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	84-5031428
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1501 S. MoPac Expressway, Suite 450 Austin, Texas	78746
(Address of Principal Executive Offices)	(Zip Code)

Open Lending Corporation 2020 Stock Option and Incentive Plan

(Full title of the plan)

Ben Massey

General Counsel and Corporate Secretary

1501 S. MoPac Expressway, Suite 450

Austin, Texas 78746

(512) 892-0400

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Adam M. Givertz Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Open Lending Corporation (the “Company”) is filing this post-effective amendment (this “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-250999) (the “Registration Statement”), which has been previously filed with the Securities and Exchange Commission on November 27, 2020, relating to the Open Lending Corporation 2020 Stock Option and Incentive Plan, to deregister any and all securities of the Company registered but remaining unsold or otherwise unissued under the Registration Statement as of the date hereof.

On July 30, 2026, Lakers Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”) and indirect wholly-owned subsidiary of ANV Group Holdings Ltd., a private limited company incorporated under the laws of England and Wales (“ANV”), completed its merger (the “Merger”) with and into the Company, pursuant to the terms of the Agreement and Plan of Merger, dated June 15, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among ANV, Merger Sub, and the Company. The Company was the surviving corporation in the Merger and, as a result, is now an indirect wholly-owned subsidiary of ANV.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of this Post-Effective Amendment, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to remove from registration all securities, as applicable, registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on July 30, 2026.

Open Lending Corporation

By:	/s/ Ben Massey
Name:	Ben Massey
Title:	General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933.